Exhibit 5.1

James F. Fulton, Jr.

T: +1 212 479 6103

fultonjf@cooley.com

May 31, 2017

XOMA Corporation

2910 Seventh Street

Berkeley, California 94710

Ladies and Gentlemen:

We have acted as counsel to XOMA Corporation, a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 1,720,502 shares of the Company’s Common Stock, par value $0.0075 per share, consisting of (i) 1,470,502 shares (the “2010 Plan Shares”) pursuant to the Company’s Amended and Restated 2010 Long Term Incentive and Stock Award Plan (the “2010 Plan”), and (ii) 250,000 shares (the “ESPP Shares”) pursuant to the Company’s 2015 Employee Share Purchase Plan (the “2015 ESPP,” and together with the 2010 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Plans, (c) the Company’s Amended Certificate of Incorporation, as amended, and Bylaws, each as currently in effect, and (d) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2010 Plan Shares and the ESPP Shares, when sold and issued in accordance with the 2010 Plan and the 2015 ESPP, respectively, and the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

1114 AVENUE OF THE AMERICAS, NEW YORK, NY 10036-7798 T: (212) 479-6000 F: (212) 479-6275 WWW.COOLEY.COM

May 31, 2017

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ James F. Fulton, Jr.

James F. Fulton, Jr.

1114 AVENUE OF THE AMERICAS, NEW YORK, NY 10036-7798 T: (212) 479-6000 F: (212) 479-6275 WWW.COOLEY.COM